EXHIBIT 11

TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended
	September 30,
Adjustments to Net Loss:	1999	1998
Loss before extraordinary items	$ (53,690)	$ (923)
Preferred stock dividend requirements	(5,864)	(5,864)
Loss before extraordinary items applicable to common stock for basic earnings per share calculation	(59,554)	(6,787)
Extraordinary items	-	(4,390)
Net loss applicable to common stock for basic earnings per share calculation	$ (59,554)	$ (11,177)

Outstanding Shares:
Average number of shares of common stock for basic earnings per share calculation (1) (2) (3)	68,497	63,945

Basic Earnings Per Share Amounts (4):
Loss before extraordinary items	$ (0.87)	$ (0.11)
Extraordinary items	-	(0.07)
Net loss	$ (0.87)	$ (0.18)

________

(1) Includes 6,982 and 7,381 shares for the three months ended September 30, 1999 and 1998 respectively, of Employee Preferred Stock which, except for a liquidation preference of $.01 per share and the right to elect a certain number of directors to the Board of Directors, is the functional equivalent of Common Stock.

(2) Pursuant to an employee stock incentive plan (ESIP or the Plan), the Company is required to distribute additional shares of Common Stock and Employee Preferred Stock as a result of the distribution of additional shares following the effective date of the 1995 Reorganization. The Company distributed 2,377,084 additional shares in July 1998 under this provision. Additionally, the ESIP provides that, continuing through 2002, employees may significantly increase their ownership, through grants or purchases, as set forth in the Plan. The loss per share computations do not give any effect to future potential issuances of these shares.

(3) Includes 3,000 shares to be issued to IAM-represented employees as discussed in Footnote 10.

(4) As the effects of including the incremental shares associated with options and warrants and the assumed conversion of the 8% and the 9 ¼% Preferred Stock are antidulutive, diluted earnings per share are equal to basic earnings per share and are not presented in the accompanying condensed statements of consolidated operations for the third quarter of 1999 and 1998.

EXHIBIT 11

TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

(Amounts in Thousands, Except Per Share Amounts)

	Nine Months Ended
	September 30,
Adjustments to Net Loss:	1999	1998
Loss before extraordinary items	$ (80,591)	$ (30,313)
Preferred stock dividend requirements	(17,590)	(17,590)
Loss before extraordinary items applicable to common stock for basic earnings per share calculation	(98,181)	(47,903)
Extraordinary items	(866)	(11,026)
Net loss applicable to common stock for basic earnings per share calculation	$ (99,047)	$ (58,929)

Outstanding Shares:
Average number of shares of common stock for basic earnings per share calculation (1) (2) (3)	66,666	59,968

Basic Earnings Per Share Amounts (4):
Loss before extraordinary items	$ (1.47)	$ (0.80)
Extraordinary items	(0.01)	(0.18)
Net loss	$ (1.48)	$ (0.98)

_________

(1) Includes 7,164 and 6,524 shares for the nine months ended September 30, 1999 and 1998 respectively, of Employee Preferred Stock which, except for a liquidation preference of $.01 per share and the right to elect a certain number of directors to the Board of Directors, is the functional equivalent of Common Stock.

(2) Pursuant to an employee stock incentive plan (ESIP or the Plan), the Company is required to distribute additional shares of Common Stock and Employee Preferred Stock as a result of the distribution of additional shares following the effective date of the 1995 Reorganization. The Company distributed 2,377,084 additional shares in July 1998 under this provision. Additionally, the ESIP provides that, continuing through 2002, employees may significantly increase their ownership, through grants or purchases, as set forth in the Plan. The loss per share computations do not give any effect to future potential issuances of these shares.

(3) Includes 3,000 shares to be issued to IAM-represented employees as discussed in Footnote 10.

(4) As the effects of including the incremental shares associated with options and warrants and the assumed conversion of the 8% and the 9 ¼% Preferred Stock are antidilutive, diluted earnings per share are equal to basic earnings per share and are not presented in the accompanying condensed statements of consolidated operations for the nine months ended September 30, 1999 and 1998.